PRESS RELEASE

FOR IMMEDIATE RELEASE

                                                         Contact: Mark A. Turner

June 24, 2004                                                     (302) 571-7160


                WSFS AUTHORIZES ADDITIONAL STOCK REPURCHASE PLAN

         WSFS Financial Corporation (NASDAQ/NMS: WSFS), the parent company of Wilmington Savings Fund Society, FSB, today announced that its Board of Directors has approved an open authorization to repurchase up to an additional 10% of its outstanding shares of common stock, or approximately 702,000 shares.

         Management has nearly completed the repurchase of the 748,000 shares authorized by the Board in August 2003. During the first six months of 2004, WSFS has repurchased 373,900 shares or 5% of its outstanding shares at an average price of $48.15, including 348,900 shares in the second quarter 2004 at an average price of $47.91 per share. WSFS has purchased approximately 56% of its outstanding shares at an average price of $19.88 since its repurchase programs began in 1996.

         WSFS Financial Corporation is a $2.4 billion financial services company. Its principal subsidiary, Wilmington Savings Fund Society, FSB, operates 23 retail banking offices in all three counties in Delaware, as well as Chester and Delaware Counties in Pennsylvania. Other operating subsidiaries include WSFS Credit Corporation, WSFS Reit, Inc., WSFS Investment Group, Inc. and Montchanin Capital Management, Inc. For more information, please visit the Bank's website at www.wsfsbank.com.
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